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                                                                    Exhibit 23.3


                        Consent of Independent Auditors


The Board of Directors
New Hope Communications, Inc.;


We consent to the inclusion and incorporation by reference in amendment no. 1 to the registration statement on Form S-3 of Penton Media, Inc. of our report dated July 28, 1999, with respect to the balance sheet of New Hope Natural Media (a division of New Hope Communications, Inc.) as of December 31, 1998, and the related statements of operations and owner's deficit, and cash flows for the year then ended, which report appears in the Form 8-K of Penton Media, Inc. dated August 10, 1999.

/s/ KPMG LLP


Boulder, Colorado
September 5, 2000